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                                                                   Exhibit 11.01

                              AT HOME CORPORATION

STATEMENT REGARDING THE COMPUTATION OF PRO FORMA BASIC AND DILUTED NET
                                LOSS PER SHARE
                     (in thousands, except per share data)
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

                                                                           PERIOD FROM
                                               YEAR ENDED DECEMBER 31,   MARCH 28, 1995
                                              -------------------------  (INCEPTION) TO
                                                  1997         1996       DEC. 31, 1995
                                              ------------  -----------  ---------------
                                               (Restated)
Computation of pro forma basic and diluted
   net loss per share:

Net loss....................................    $(55,717)     $(24,513)      $ (2,756)
                                                ========      ========       ========
Shares of weighted average common stock.....       8,291           868             --
Common equivalent shares from convertible
   preferred stock..........................      95,252        95,252         95,252
                                                --------      --------        -------
Pro forma shares used in per share
   calculation..............................     103,543        96,120         95,252
                                                ========      ========        =======
Pro forma basic and diluted net
   loss per share...........................    $  (0.54)     $  (0.26)       $ (0.03)
                                                ========      ========        =======
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